EXHIBIT 99.1

Contact:
Jack Menache, Secretary	William Snyder, CFO
Tel: (510) 449-0100

Peak International Postpones Annual Meeting

Fremont, California, September 8, 2004. Peak International Limited (NASDAQ: PEAK) today reported that it was postponing its annual meeting of shareholders to November 17, 2004 and will be nominating BDO McCabe Lo & Company as its auditors for fiscal year ending March 31, 2005. The BDO International network comprises 573 offices and 23,200 partners and staff in 99 countries.

William Snyder, Peak’s vice president, CFO, said that Peak’s audit committee made the decision to seek shareholder approval for the change of audit firms and that the company anticipated lower audit fees to result from the change.

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic.